Exhibit 99.1

FatPipe, Inc. (FATN) Reports Q1 FY2027 Results: 28% Y-o-Y Q1 Revenue Growth and 25.6% Adjusted EBITDA Margin

SALT LAKE CITY, UT / PRNewswire / July 30, 2026

FatPipe, Inc. (NASDAQ: FATN) (“FatPipe” or the “Company”), a pioneer and multiple patents holder in enterprise-class, application-aware, secure software-defined wide area network (“SD-WAN”) and single-stack cybersecurity solutions, today announced its first quarter fiscal year 2027 results for the period ended June 30, 2026.

Q1 Highlights

●	Q1 2027 revenue was $5.03M, representing 28% growth compared to $3.9M in Q1 2026

●	Q1 2027 net income was $1.2M compared to $0.7M in Q1 2026

●	Diluted net income per share was $0.09, compared to $0.05 in Q1 2026

●	Adjusted EBITDA for Q1 2027 was $1.3 million, representing an Adjusted EBITDA margin of approximately 25.6%, compared to $1.1 million in Q1 2026

Financial Performance

Revenue growth during the quarter was driven by increased recurring billings, customer renewals, and new customer wins. FatPipe continued to see strong demand from customers seeking secure, high-performance alternatives to legacy networking and security vendors.

Management Commentary

“We continue to see opportunities as organizations place greater emphasis on network resilience, cybersecurity, and simplified infrastructure management,” said Dr. Ragula Bhaskar, CEO of FatPipe. “Our focus remains on disciplined execution, expanding our channel relationships, growing our sales team, and increasing the contribution from recurring revenue.”

“Customers are increasingly looking for an integrated approach to networking, monitoring, and security,” said Sanchaita Datta, President and CTO of FatPipe. “We continue to invest in our technology, centralized visibility, network monitoring, and single-stack cybersecurity capabilities to help customers improve their network performance and security without adding unnecessary complexity.”

Forward-Looking Statements

Certain statements contained in this press release, may constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on management’s current expectations and are inherently subject to various risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. These risks and uncertainties include, but are not limited to, those described in FatPipe’s filings with the U.S. Securities and Exchange Commission. Except as required by law, FatPipe expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About FatPipe, Inc.

FatPipe pioneered the concept of software-defined wide area networking (SD-WAN) and hybrid WANs that eliminate the need for hardware and software or cooperation from ISPs and allows companies and service providers to control multi-link network traffic. FatPipe introduced a full single stack cybersecurity solution designed to be sold to the same customer profile, and buyer as FatPipe. FatPipe currently has 13 U.S. patents related to multipath, software-defined networking. FatPipe products are sold by 200+ resellers worldwide.

For more information, please visit www.fatpipeinc.com.

Follow us on X @FatPipe_Inc.

Company Contact Info

Vikrant Ragula

Director of Investor Relations

+1 801.683-5656 x 1140

Investor.ir@fatpipeinc.com